Exhibit 10.10

ALERUS FINANCIAL

LONG TERM INCENTIVE PLAN

Summary Document

Purpose of the Plan

The Alerus Financial (“Alerus” or “Company”) Executive Compensation Philosophy drives all aspects of compensation payable to the key executives of Alerus, particularly incentive compensation.  The Compensation Philosophy states that executive compensation practices are designed to attract, motivate, and retain key talent. Our pay-for-performance system ties compensation to shareholder value and core Alerus values, utilizing a mix of base salary, short and long term incentives (including cash and equity), benefits, and perquisites.  The purpose of the Long Term Incentive Plan (“LTIP” or “Plan”) is to:

•                  Enhance performance consistent with Alerus’ corporate strategic goals;

•                  Focus on long-term performance results consistent with the Company’s long-term strategic plan;

•                  Strengthen the link between performance and pay by delivering awards based on measurable goals for Alerus and the Participant; and

•                  Strengthen the link between executives and investors through the use of equity grants to enhance shareholder value.

Plan Overview

The LTIP is a performance-based equity incentive plan whereby restricted stock units (RSUs) are granted annually to Participants. Depending on Company performance, these RSUs vest and are earned after 3 years, at which time they are converted to stock. One RSU is equal to one share of stock. The initial equity award in the form of RSUs are made are determined as a percentage of base salary.  All rights, privileges and limitations of equity awards will be governed by the Alerus Financial Corporation 2009 Stock Plan or other such equity plan in place at the time of the incentive award as adopted by the Board of Directors.

Eligibility for Participation

The Compensation Committee (“Committee”), with management input, will determine the executives who are eligible to participate in the LTIP.  Participation in one plan does not guarantee or entitle any employee to participate in any other incentive plan enacted in the future.

Target Incentive Award

Participant incentive awards are targeted at a specified percentage of Base Salary.  The Committee has the authority to modify Target Percentages on an annual basis.

For each calendar year, a 3 year cumulative target Net Income (or EPS) goal will be established for making awards at the Target Percentage level. A threshold Net Income (or EPS) will be set such that Net Income (or EPS) below this level will result in no equity awards made for that given year.  A maximum will also be established which will set a maximum level of award.  Actual awards will range between 50% and 150% of the Target Percentage on a linear basis based on actual Net Income (or EPS)  of the Company relative to the target goal.

Vesting of Incentive Awards

Each annual award will have two qualifying components required in order to vest and earn the initial award of RSUs.

1.              Time-Based Vesting:  At the end of the 3rd year from the date of the initial RSU award, the vesting requirement will be met.

2.              Performance-Based Vesting:  At the end of the 3 year vesting period, the target performance metric associated with each particular annual award will be measured as a percent of actual performance compared to the target performance. The final award will be adjusted to reflect actual performance versus target performance, using a linear scale, with a threshold (minimum) of 50% award for 80% performance, and a maximum of 150% award for 120% performance.

Dividend Equivalents (to be discussed)

As part of this RSU award, the participant will receive dividend equivalents during the Performance Period, equal to the amount of dividends declared by the company for one common share of stock during the Performance Period, multiplied by the number of RSUs granted during the same Performance Period.

Changes in Employment Status

A participant must be actively employed by Alerus at the time awards are made. If an employee is a new Participant in the LTIP for less than a full year, the measure of his/her award will be prorated for the period of actual service.  Generally, employees hired during the fourth quarter are not eligible to participate in that year’s LTIP.  The Committee has the authority to make all determinations in this regard.

In the event of a termination prior to the end of the 3 year Performance Period, the award will be forfeited.  In the event of a termination due to death, disability, or retirement, (retirement defined as age 60 and 10 years of service), the award will be pro-rated at the “target” level based on full fiscal months of the Performance Period during which the participant was actively employed, as a percentage of the fiscal months in the Performance Period.

Plan Administration

The Compensation Committee is assigned authority by the Board for the LTIP administration. All Incentive Awards will be paid within 60 days after the close of the performance period.

Typically, the Committee has the responsibility and authority to:

1)             Design the basics of the Plan and the implementation process, and submit to the Board for final approval.

2)             Review and recommend for the Board’s approval appropriate modifications to the Plan.

3)             Review and revise Company performance metrics, target award percentages, vesting arrangements and other performance-based triggers.

4)             Approve an accrual adequate to fund Board approved payments and adjusting as appropriate per the LTIP during the plan period;

5)             Approve a determination and assessment of actual performance for the plan period;

6)             Approve any performance-based adjustments or adjustments due to unforeseen extraordinary events to incentive awards where appropriate;

7)             Correct any defect, supply any omission, reconcile any inconsistency and otherwise interpret and administer the LTIP and any instrument or award agreement relating to the LTIP or any award hereunder;

8)             Establish, amend, suspend, or waive such rules, regulations and procedures that the Committee may establish in the administration of the LTIP, and appoint such agents as it shall deem appropriate for the proper administration of the LTIP; and

9)             Make any other determination and take any other action that the Committee deems necessary or desirable for the proper administration of the LTIP.

The Committee may delegate to any member of the Board or committee of Board members such of its powers as it deems appropriate, including the power to sub-delegate; except that, pursuant to such delegation or sub-delegation, only a member of the Board (or a committee thereof) may grant awards.

Acting within the authority conferred on the Committee by the Board through the Committee’s Charter and unless otherwise expressly provided in the LTIP, all designations, determinations, adjustments, interpretations, and other decisions under or with respect to the LTIP, any award or award agreement shall be within the discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon the Company and any Participant.  No member of the Committee shall be liable for any action, determination or interpretation made in good faith, and all members of the Committee shall, in addition to their rights as Directors, be fully protected by Alerus with respect to any such action, determination or interpretation.

Modification and Termination

The Compensation Committee has sole authority for decisions regarding interpretation of the terms of the LTIP.  The LTIP is provided at the discretion of Alerus.  Nothing within the Plan is construed as creating an employment contract between any Participant and Alerus. Alerus has the exclusive right to modify the LTIP, in whole or in part, or to terminate the LTIP entirely. The LTIP is not an ERISA Plan.  The LTIP is intended as a long-term incentive award bonus program.